EXHIBIT 11.1

                FREEPORT-McMoRan COPPER & GOLD INC.
              COMPUTATION OF NET INCOME PER COMMON AND
                      COMMON EQUIVALENT SHARE

                            Three Months Ended         Nine Months Ended
                               September 30,              September 30,
                          ------------------------    -----------------------
                             1997          1996          1997         1996
                          ----------    ----------    ----------   ----------
                                (In Thousands, Except Per Share Amounts)
Primary:
  Net income
   applicable to common
   stock                  $   36,577    $   46,126    $  168,880   $   97,621
                          ==========    ==========    ==========   ==========

  Average common
   shares outstanding        195,461       193,815       198,694      195,201
  Common stock equivalents:
    Stock options              1,463         1,796         1,517        1,849
                          ----------    ----------    ----------   ----------
  Common and common
   equivalent shares         196,924       195,611       200,211      197,050
                          ==========    ==========    ==========   ==========

  Net income per
   common and common
   equivalent share             $.19          $.24          $.84         $.50
                                ====          ====          ====         ====


Fully diluted: (1)
  Net income applicable to common stock :
Net Income                $   36,577    $   46,126    $  168,880   $   97,621
Plus preferred dividends           -             -             -            -
                          ----------    ----------    ----------   ----------
  Net Income
   applicable to common
   stock                  $   36,577    $   46,126    $  168,880   $   97,621
                          ==========    ==========    ==========   ==========

  Average common
   shares outstanding        195,461       193,815       198,694      195,201
  Common stock
   equivalents:  Stock
   options                     1,463         1,872         1,517        1,872
    Convertible
     securities:
     Preferred stock               -             -             -            -
                          ----------    ----------    ----------   ----------
  Common and common
   equivalent shares         196,924       195,687       200,211      197,073
                          ==========    ==========    ==========   ==========

  Net income per common
   and common
   equivalent share             $.19          $.24          $.84         $.50
                                ====          ====          ====         ====

(1)  This calculation is submitted in accordance with Regulation S-K item 601 (b)(11), despite not being required by APB Opinion No. 15 because it results in no dilution.